EXHIBIT 10.1
REGIONS FINANCIAL CORPORATION
DIRECTOR COMPENSATION PROGRAM
EFFECTIVE APRIL 20, 2022

Compensation Element[1]	Amount
Annual Cash Retainer	$100,000
Annual Equity Retainer

$130,000 in restricted stock units granted three business days following the annual shareholder meeting, the number determined by dividing the dollar value by the closing price of Regions stock on the grant date and rounding down to the nearest whole share, and becoming vested at the next annual shareholder meeting

Additional Annual Retainer for Independent Non-Executive Chair of the Board

$150,000, paid as follows:
–$50,000 cash
–$100,000 equity in restricted stock units granted three business days following the annual shareholder meeting and becoming vested at the next annual shareholder meeting

Additional Annual Retainer for Lead Independent Director	$50,000
Additional Annual Retainer for Committee Members of CHR, NCG, Risk, and Technology (exclusive of each Committee Chair; including Special Committees, as applicable)	$10,000
Additional Annual Retainer for Audit Committee Members (exclusive of the Audit Committee Chair)	$15,000
Additional Annual Retainer for Committee Chairs	$40,000 — Audit Committee $25,000 — CHR Committee $25,000 — NCG Committee $40,000 — Risk Committee $25,000 — Technology Committee[2] $10,000 — Special Committees, as applicable

1 The cash retainers and the equity retainer may be deferred at the Director’s option in accordance with the Regions Financial Corporation Directors’ Deferred Investment Plan and the Regions Financial Corporation Directors’ Deferred Restricted Stock Unit Plan, respectively.

2     The Additional Annual Retainer for the Chair of the Technology Committee effective as of February 8, 2022, the date the Technology Committee was formed.